Exhibit 10.08

TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN

STOCK INCENTIVE AWARD AGREEMENT
RESTRICTED STOCK UNITS (RETENTION)

Team Member:	#ParticipantName#

Personnel Number:	#EmployeeID#

Award:	#QuantityGranted# Restricted Stock Units

Employment Agreement:	#Employment Agreement Yes/No#

Grant Date:	November 25, 2025

Vesting Schedule:
	Vesting Date	Percent of Award Vested
	November 25, 2026	33 1/3%
	November 25, 2027	33 1/3%
	November 25, 2028	33 1/3%

Exhibit 10.08

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation, to the Team Member (hereinafter referred to as “you”) identified on the cover page of this Stock Incentive Award Agreement (the “Award” as embodied by this “Award Agreement”).
1.    Terms and Conditions. The Award of Restricted Stock Units (as set forth on the cover page of this Award Agreement) is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Plan”). Each Restricted Stock Unit represents the right to receive one share of Stock upon satisfaction of each of the vesting requirements and other terms and conditions set forth herein and is granted pursuant to Section 3.4 of the Plan. Unless otherwise defined herein, all capitalized terms in this Award Agreement shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.
2.    Definitions. For purposes of this Award Agreement, if the Employment Agreement indicator on the cover page of this Award Agreement is marked “Yes”, the definitions of the terms “Cause”, “Disability”, “Good Reason”, and “Release” shall have the meaning ascribed to them in the employment agreement to which you are subject, as in effect on the Grant Date. If the Employment Agreement indicator on the cover page of this Award Agreement is marked “No”, the aforementioned terms shall have the meaning ascribed to them in the severance plan to which you are subject, as in effect as of the Grant Date, and which was provided to you contemporaneous with your initial receipt of the Award Agreement. To the extent not so defined, the following terms shall have the meanings set forth below:
(ii)    “Change in Control” shall have the meaning ascribed to it in the Plan but shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of Tyson or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.
(iii)    To the extent not defined in the applicable plan or agreement as described in Section 2 above, “Disability” shall have the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by Tyson or your Employer. If no long-term disability plan or policy was ever maintained on your behalf or, if the determination of Disability relates to an incentive stock option, Disability means that condition described in Section 22(e)(3) of the Code and any regulations or rulings issued thereunder. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by the advice of a physician competent in the area to which such Disability relates.
(iv)    “Employer” shall mean, to the extent you are not directly employed by Tyson, the Affiliate that employs you.

Exhibit 10.08

(v)    To the extent not defined in the applicable plan or agreement as described in Section 2 above, “Good Reason” shall mean the occurrence of any one or more of the following actions or events without your written consent; provided that you may not rely on any particular action or event as a basis for terminating your employment for Good Reason unless you deliver a Notice of Good Reason based on that action or event within thirty (30) days of its initial occurrence and Tyson (or its Affiliates) has failed to correct the circumstances cited by you as constituting Good Reason within thirty (30) days of such Notice of Good Reason and you resign within thirty (30) days of such failure:
(a)    A material diminution in authority, duties or responsibilities (not merely a change in job title alone);
(b)    Greater than a fifteen percent (15%) decrease in the total of your then-current (i) base salary, (ii) target annual cash award opportunity under the Tyson Foods, Inc. Annual Incentive Plan, or any successors thereto, as such plan or its successors may be amended or restated from time to time, as determined by Tyson in its sole discretion, and (iii) target grant date value of the annual long-term incentive award under the Plan, as determined by Tyson in its sole discretion;
(c)    Transfer of your primary employment location beyond fifty (50) miles; or
(d)    The failure by Tyson to obtain a satisfactory agreement from any successor to assume and agree to perform the obligations under this Award Agreement.
(vi)    To the extent not defined in the applicable plan or agreement as described in Section 2 above, “Release” shall mean that specific document which Tyson or your Employer, as applicable, shall present to you for consideration and execution after your Termination of Employment, under which you agree to irrevocably and unconditionally release and forever discharge Tyson, your Employer, and the Affiliates and related parties from any and all causes of action which you at that time had or may have had against Tyson, your Employer, and the Affiliates and related parties (excluding any claim under state workers’ compensation or unemployment laws). The Release will be provided to you as soon as practicable after your termination date, but in any event in sufficient time so that you will have adequate time to review the Release as provided by applicable law.
(vii)    “Termination of Employment” shall have the meaning ascribed to it in the Plan but, in the event of a Change in Control, any successor and its affiliates shall replace Tyson and its Affiliates in interpreting the meaning of a Termination of Employment.
(viii)    “Tyson” means Tyson Foods, Inc. or any successor thereto.

Exhibit 10.08

3.    Dividend Equivalents. In the event a record date for a cash dividend on the Stock occurs between the Grant Date and the date that the Award is settled pursuant to Section 4 of this Award Agreement, you shall be credited, as of the record date for such dividend, with an additional number of Restricted Stock Units (each an “Additional RSU”) equal to the number of additional shares of Stock that could have been purchased with the dividends if you had received the dividend payments on your unvested Restricted Stock Units, rounded down to the nearest whole number of shares. For this purpose, the purchase price of Stock shall be deemed to be the per share closing price of the Stock on the record date of the dividend. Once credited, each Additional RSU shall be treated as a Restricted Stock Unit granted hereunder and shall be subject to all terms and conditions set forth in this Award Agreement including, but not limited to, the forfeiture provisions and Vesting Schedule set forth in Section 4 of this Award Agreement. For the avoidance of doubt, the calculation of the number of Additional RSUs to be credited and the forfeiture provisions and Vesting Schedule applicable to each Additional RSU shall be made by taking into account each tranche of Restricted Stock Units separately, with the Vesting Schedule and forfeiture provisions of the applicable tranche being applied to each Additional RSU granted on account of Restricted Stock Units within that tranche. Previously granted Additional RSUs will be taken into account for purposes of calculating subsequent Additional RSUs pursuant to this Section of the Award Agreement.
4.    Vesting.
4.1.    Vesting Schedule and Forfeiture. The Award shall vest pursuant to the Vesting Schedule set forth on the cover page of this Award Agreement and shall be considered as fully earned by you in one-third increments on each of the Vesting Dates, subject to the further provisions of this Section 4. Notwithstanding any other provision of this Award Agreement to the contrary, any unvested portion of the Award will be forfeited back to Tyson in the event of your Termination of Employment before the applicable Vesting Date(s), except as otherwise provided in Sections 4.2 through 4.4. The events described in Sections 4.2 through 4.4 are referred to herein as “Vesting Events.”
4.2.    Death or Disability. In the event of your Termination of Employment due to death or Disability before one or more Vesting Date(s), you will fully vest in the unvested portion of the Award as of the date of your Termination of Employment.
4.3.    Termination by Tyson without Cause or by you for Good Reason. In the event of your Termination of Employment by Tyson for reasons other than for Cause, or by you for Good Reason, you shall vest in a pro rata portion of any unvested portion of the Award, subject to your timely execution and non-revocation of a Release. The pro rata portion of the Award shall be determined by (a) first, multiplying the total number of granted Restricted Stock Units by a fraction, the numerator of which is the total number of days that you were employed by your Employer between the Grant Date and your Termination of Employment and the denominator of which is the total number of days in the entire vesting period and (b) second, subtracting from that number the number of any Restricted Stock Units that had vested prior to the Termination of Employment.

Exhibit 10.08

4.4.    Change in Control. Following a Change in Control that occurs before the Award becomes vested, you shall fully vest in the Award upon the occurrence of either of the following events, provided such event occurs no later than twenty-four (24) months following the Change in Control (to the extent the Award has not otherwise become fully vested prior to such event): (i) you experience a Termination of Employment by your Employer without Cause or (ii) you resign from your employment on account of Good Reason.
5.    Delivery of Stock. To the extent the Award becomes vested and earned, it will be settled by the delivery to you of one share of Stock for each vested Restricted Stock Unit as soon as administratively practicable following the Vesting Date (but in no event later than 60 days following such Vesting Date).
6.    Withholding Taxes. Regardless of any action Tyson or your Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that Tyson and your Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the Award, the subsequent sale of any shares of Stock acquired pursuant to the Award and the receipt of any dividends or dividend equivalents, and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items. Tyson or your Employer shall withhold taxes by any manner acceptable or administratively feasible under the terms of the Plan, but not to exceed the maximum tax due for the applicable income you receive from the Award, consistent with the laws of the applicable federal, state or local taxing authority; provided, however, if you are subject to Section 16 of the Exchange Act on the date the Tax-Related Items are due, the Committee shall determine the method for paying the withholding taxes.
7.    Clawback. Notwithstanding any other provision of this Award Agreement to the contrary, by executing this Award Agreement and accepting the Award, you acknowledge the applicability of Tyson’s clawback policies, as well as any agreement between you and Tyson that provides for the clawback or recovery of any compensation earned or received by you, as in effect on the Grant Date, to any shares of Stock issued pursuant to this Award and/or any amount received with respect to any sale of any such shares of Stock, and you further acknowledge that Tyson may take such actions as are necessary to effectuate the enforcement of such policy or agreement without your further consent or action. Any clawback or recovery of shares of Stock issued pursuant to this Award and/or any amount received with respect to any sale of any such shares of Stock shall be administered in accordance with the provisions of the applicable clawback policy or other such agreement then in effect. For purposes of the foregoing, you further acknowledge that Tyson may issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by Tyson to hold your shares of Stock and other amounts acquired pursuant to your Award to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to Tyson upon Tyson's enforcement of such policy or agreement. To the extent that the terms of this Award and any such policy or agreement conflict, then the terms of such policy or agreement shall prevail.
8.    Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.

Exhibit 10.08

9.    Severability. In the event that any one or more of the provisions or a portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provision of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.
10.    Entire Agreement. Subject to the terms and conditions of the Plan, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict or inconsistency between the terms of this Award Agreement and the terms applicable to stock incentive awards set forth in any employment agreement, offer letter, or other agreement or arrangement that you have entered into with Tyson and/or its Affiliates prior to the Grant Date, the terms of this Award Agreement shall always control, including, without limitation, the accelerated vesting terms set forth herein. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.
11.    Nontransferability. The Award shall be transferable only as described under this Award Agreement with respect to payments made by reason of your death. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.
12.    Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.
13.    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and an injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.
14.    No Vested Right in Future Awards. You acknowledge that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not lead to a vested right to further awards of any type in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.
15.    No Right to Continued Employment. You acknowledge (through electronic acknowledgment and acceptance of this Award Agreement) that neither the adoption of the Plan nor the granting of any award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason.

Exhibit 10.08

16.    Reduction to Maximize After-Tax Benefits. Notwithstanding anything contained in this Award Agreement to the contrary, if the total payments to be paid to you under this Award, along with any other payments to you by Tyson, would result in you being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), Tyson shall reduce the aggregate payments to the largest amount which can be paid to you without triggering the excise tax, but only if and to the extent that such reduction would result in you retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by you will be made by Tyson, in its sole discretion. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments exempt from Section 409A of the Code will be reduced before non-cash payments subject to Section 409A of the Code, followed by non-cash payments subject to Section 409A of the Code, followed by cash payments exempt from Section 409A of the Code, followed by cash payments subject to Section 409A of the Code.
17.    Section 409A. It is the intent of Tyson that any payment pursuant to the Award be exempt from Code Section 409A, to the maximum extent permitted. However, if any such payment is considered to be “nonqualified deferred compensation” subject to Code Section 409A, such payment will be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. To the extent that some portion of any payment under this Award may be bifurcated and treated as exempt from Code Section 409A under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt.
18.    Governing Law; Venue. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Any disputes regarding this Award, the Award Agreement or the Plan shall be brought only in the United States in the state or federal courts of the state of Delaware.
19.    Electronic Delivery. Tyson may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Tyson or a third party designated by Tyson.
20.    Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.
21.    Addendum. Notwithstanding any provisions of this Award Agreement to the contrary, to the extent you transfer employment outside of the United States, the Award shall be subject to any special terms and conditions as Tyson may need to establish to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Award and the Plan in the country to which you transfer employment (or Tyson may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Any such terms and conditions shall be set forth in an Addendum prepared by Tyson which shall constitute part of this Award Agreement. This Section shall not supersede the terms of your Retention Award Agreement with Tyson. Any transfer of employment that constitutes a Condition of Ineligibility within the meaning of that agreement will result in forfeiture of the Award as if you had voluntarily terminated without Good Reason.

Exhibit 10.08

22.    Additional Requirements; Amendments. Tyson reserves the right to impose other requirements on the Award, any shares of Stock acquired pursuant to the Award and your participation in the Plan to the extent Tyson determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing. In addition, Tyson reserves the right to amend the terms and conditions reflected in this Award Agreement, without your consent, either prospectively or retroactively, to the extent that such amendment does not materially affect your rights under the Award except as otherwise permitted under the Plan or this Award Agreement.
23.    Acceptance. By electronically accepting the grant of this Award, you affirmatively and expressly acknowledge that you have read this Award Agreement, the Addendum to the Award Agreement (as applicable) and the Plan, and specifically accept and agree to the provisions therein. You also affirmatively and expressly acknowledge that Tyson, in its sole discretion, may amend the terms and conditions reflected in this Award Agreement without your consent, either prospectively or retroactively, to the extent that such amendment does not materially impair your rights under the Award, and you agree to be bound by such amendment regardless of whether notice is given to you of such change. Your failure to affirmatively acknowledge or reject this Award within the ninety (90) day period following the Grant Date will result in your immediate and automatic acceptance of this Award and the terms and conditions of this Award Agreement and the Plan.
* * *
TYSON FOODS, INC.
By: /s/ Jacqueline Hanson .
Title: EVP, Chief People Officer